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                                                                    EXHIBIT 21.1

                             SUBSIDIARIES OF OCTEL


Octel Communications Limited (United Kingdom)

Octel Communications S.A. (France)

Octel Communications Canada Inc.

Octel Communications (Israel) Ltd.

Octel Communications International Corporation (U.S. Virgin Islands)

Octel Communications K.K. (Japan)

Compass Technology, Inc.

Tigon Corporation





MEB2OU.R8(5P3)
02/16/94